Exhibit 99.3

CINERGY CORP.

CONSOLIDATED BALANCE SHEETS

(unaudited)

(dollars in thousands)

	September 30 2004	December 31 2003

ASSETS
Current Assets
Cash and cash equivalents	$152,374	$169,120
Restricted deposits	140,944	92,813
Notes receivable, current	84,171	189,854
Accounts receivable less accumulated provision for doubtful accounts of $1,739 at September 30, 2004, and $7,884 at December 31, 2003	822,989	1,074,518
Fuel, emission allowances, and supplies	436,113	357,625
Energy risk management current assets	469,592	305,058
Prepayments and other	127,847	53,609
Total current assets	2,234,030	2,242,597

Property, Plant, and Equipment - at Cost
Utility plant in service	10,049,768	9,732,123
Construction work in progress	282,488	275,459
Total utility plant	10,332,256	10,007,582
Non-regulated property, plant, and equipment	4,620,851	4,527,943
Accumulated depreciation	5,159,602	4,908,019
Net property, plant, and equipment	9,793,505	9,627,506

Other Assets
Regulatory assets	992,917	1,012,151
Investments in unconsolidated subsidiaries	516,732	494,520
Energy risk management non-current assets	136,756	97,334
Notes receivable, non-current	199,005	213,853
Other investments	120,964	184,044
Goodwill and intangible assets	61,426	45,349
Other	187,995	197,351
Total other assets	2,215,795	2,244,602

Assets of Discontinued Operations	—	4,501

Total Assets	$14,243,330	$14,119,206

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$1,078,526	$1,240,423
Accrued taxes	137,099	217,993
Accrued interest	61,191	68,952
Notes payable and other short-term obligations	1,196,763	351,412
Long-term debt due within one year	220,413	839,103
Energy risk management current liabilities	396,148	296,122
Other	145,072	107,438
Total current liabilities	3,235,212	3,121,443

Non-current Liabilities
Long-term debt	3,935,936	4,131,909
Deferred income taxes	1,648,069	1,557,981
Unamortized investment tax credits	101,977	108,884
Accrued pension and other post-retirement benefit costs	602,698	662,834
Accrued cost of removal	520,844	490,856
Energy risk management non-current liabilities	133,328	64,861
Other	221,509	205,344
Total non-current liabilities	7,164,361	7,222,669

Liabilities of Discontinued Operations	—	11,594

Total Liabilities	10,399,573	10,355,706

Cumulative Preferred Stock of Subsidiaries
Not subject to mandatory redemption	62,818	62,818

Common Stock Equity
Common stock - $0.01 par value; authorized shares - 600,000,000; issued shares - 181,122,065 at September 30, 2004, and 178,438,369 at December 31, 2003; outstanding shares - 180,995,556 at September 30, 2004, and 178,336,854 at December 31, 2003	1,811	1,784
Paid-in capital	2,272,651	2,195,985
Retained earnings	1,551,848	1,551,003
Treasury shares at cost - 126,509 shares at September 30, 2004, and 101,515 shares at December 31, 2003	(4,026)	(3,255)
Accumulated other comprehensive loss	(41,345)	(44,835)
Total common stock equity	3,780,939	3,700,682

Total Liabilities and Shareholders’ Equity	$14,243,330	$14,119,206

Note: Prior year data has been reclassified to conform with current year presentation.